Exhibit 3.1.3



                            CERTIFICATE OF AMENDMENT

                                     to the

                      RESTATED CERTIFICATE OF INCORPORATION

                                       of

                         JEAN PHILIPPE FRAGRANCES, INC.

                                 pursuant to the

                        DELAWARE GENERAL CORPORATION LAW


        Jean Philippe Fragrances, Inc. hereby certifies that:

         A. The name of the Corporation is Jean Philippe Fragrances, Inc. (the "Corporation"), and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 6, 1985.

        B. The Restated Certificate of Incorporation is hereby amended to increase the number of actual shares from twenty-one million (21,000,000) to thirty-one million (31,000,000), by striking out the first full paragraph of Article FOURTH in its entirety, and substituting in lieu thereof the new first full paragraph of Article FOURTH as follows:

                 "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is thirty-one million (31,000,000) shares consisting of thirty million (30,000,000) shares, designated as Common Stock, at par value of $.001 per share, and one million (1,000,000) shares, designated as Preferred Stock, at a par value of $.001 per share."

        C. The foregoing Amendment to the Restated Certificate of Incorporation of the Corporation was authorized pursuant to Section 141(b) of the Delaware Corporation Law by the affirmative vote of a majority of the Board of Directors of the Corporation present at a meeting at which a quorum was present followed by the affirmative vote of a majority of all of the outstanding shares Common Stock of the Corporation entitled to vote on the said Amendment to the Restated Certificate of Incorporation at a meeting at which a quorum was present pursuant to Section 242 of the Delaware General Corporation Law.


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         D. This Certificate of Amendment to the Restated Certificate of
Incorporation shall be effective upon the filing of same with the Secretary of State of Delaware.

        IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Dated:  July 9, 1993
                                             /s/ Jean Madar
                                             ---------------------
                                             Jean Madar, President



                                              /s/ Neil Fogel
                                             ---------------------
                                             Neil Fogel, Secretary


        -Seal-

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